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                                                                    Exhibit 5.2

                        [Goodwin Procter LLP Letterhead]

April 15, 2002

American Bar Association Members/
State Street Collective Trust
225 Franklin Street
Boston, MA 02110

Ladies and Gentlemen:

     In connection with Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 No. 333-84814 (the "Registration Statement"), of the American Bar Association Members/State Street Collective Trust (the "Collective Trust"), which Amendment is being filed as of April 17, 2002 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, with respect to the offering of units of beneficial interest with an aggregate offering price of up to two hundred and fifty million dollars ($250,000,000) (the "Units") in the Collective Trust, we have been requested as special Massachusetts counsel to the Collective Trust to furnish our opinion as to the legality of the Units registered pursuant to the Registration Statement.

     For purposes of rendering this opinion, we have examined (i) the Amended and Restated Declaration of Trust dated December 5, 1991, as amended as of July 31, 1995, April 12, 1996, April 11, 1997 and January 1, 1999, April 1, 1999, May
31, 1999, February 2, 2001 and April 15, 2002 (the "Trust Declaration"); (ii)
(a) the Fifth Amended and Restated Fund Declaration of Balanced Fund dated as of April 15, 2002 with an effective date as of July 15, 2002, (b) the Sixth Amended and Restated Fund Declaration of Large-Cap Growth Equity Fund (formerly Growth Equity Fund) dated as of April 15, 2002 with an effective date as of July 15, 2002, (c) the Fifth Amended and Restated Fund Declaration of Index Equity Fund dated as of April 15, 2002 with an effective date as of July 15, 2002, (d) the Sixth Amended and Restated Fund Declaration of Small-Cap Equity Fund (formerly Aggressive Equity Fund) dated as of April 15, 2002 with an effective date as of July 15, 2002, (e) the Fourth Amended and Restated Fund Declaration of Intermediate Bond Fund dated as of April 15, 2002 with an effective date as of July 1, 2002, (f) the Fourth Amended and Restated Fund Declaration of Large-Cap Value Equity Fund (formerly Value Equity Fund) dated as of April 15, 2002 with an effective date as of July 15, 2002, (g) the Fifth Amended and Restated Fund Declaration of International Equity Fund dated as of April 15, 2002 with an effective date as of July 15, 2002, (h) the Fifth Amended Fund Declaration of Stable Asset Return Fund dated as of April 15, 2002 with an effective date as of July 15, 2002, (i) the Fund Declaration of Mid-Cap Growth Equity Fund dated as of April 15, 2002 with an effective date as of July 15, 2002, (j) the Fund Declaration of Mid-Cap Value Equity Fund dated as of April 15, 2002 with an effective date as of July 15, 2002, and (k) the Second Amended and Restated Fund Declaration of Structured Portfolio Service, dated as of April 15, 2002 with an effective date as of July 15, 2002 (collectively, the "Fund Declarations"); and
(iii) such other documents, records and certificates as we have deemed necessary or



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appropriate to render the opinion expressed below. We have assumed the genuineness of all signatures and the authenticity and completeness of all items submitted to us as originals, the conformity with originals and the completeness of all items submitted to us as copies, and the legal capacity of all natural persons. With respect to documents executed by the American Bar Retirement Association, we have assumed that such entity has the power to enter into and perform its obligations thereunder and we have assumed the due authorization by such entity of all requisite action and the due execution and delivery of such documents by such entity.

     We assume for purposes of this opinion that the notices required under Sections 3.01 and 3.03(a) of the Trust Declaration have been duly given in connection with the establishment of Funds and all amendments to the Fund Declarations. We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion herein concerning the laws of any jurisdictions other than the laws of The Commonwealth of Massachusetts.

     Based upon and subject to the foregoing, we are of the opinion that, under the laws of The Commonwealth of Massachusetts, in which state the Collective Trust is organized, the Units, when issued in accordance with the terms of the Prospectus contained in the Registration Statement, as in effect at the time of issuance, will be legally issued, fully paid and non-assessable by the trustee of the Collective Trust.

     We have not assisted with or participated in the preparation of the Registration Statement or the Prospectus and, therefore, are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of any of the statements contained in the Registration Statement or the Prospectus or in any of the documents contained in the Registration Statement or incorporated therein by reference, and we make no representation that we have independently verified the accuracy, completeness or fairness of such statements. Without limiting the foregoing, we assume no responsibility for, and have not independently verified, the accuracy, completeness or fairness of such statements. Without limiting the foregoing, we assume no responsibility for, and have not independently verified, the accuracy, completeness or fairness of the financial statements or notes thereto, financial schedules and other financial and statistical data included in the Registration Statement and the Prospectus, and we have not examined the accounting, financial or statistical records from which such statements and notes, schedules and data are derived.

     We hereby consent to the filing of this opinion as an exhibit to the Registration statement and to the reference to our firm in the Prospectus under the caption "Legal Matters." In addition, we understand that Paul, Weiss, Rifkind, Wharton & Garrison intends to rely on this opinion in rendering an opinion to the Collective Trust in connection with the Registration Statement and we hereby consent to such reliance.

                                                     Very truly yours,


                                                     /s/ Goodwin Procter LLP


                                                     Goodwin Procter LLP